Exhibit 99

August 14, 2013

Alcoa to Close or Curtail 164,000 Metric Tons of Smelting Capacity

Part of 460,000 metric ton capacity review announced in May

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE: AA) today announced that it will close or curtail 164,000 metric tons (mt) of smelting capacity in the United States and Brazil as part of its smelting capacity review that was announced in May.

One potline representing 40,000 metric tons at the Massena East plant in New York will be permanently closed. In addition, the Company has started to temporarily curtail 124,000 metric tons at its smelters in Brazil. The closures and curtailments will be complete by the end of September.

“We committed in May to review our global smelting capacity for possible curtailment to maintain the Company’s competitiveness,” said Bob Wilt, president of Alcoa’s Global Primary Products. “Aluminum prices, including premiums, have fallen to four-year lows and we continue to operate in an uncertain, volatile market.”

Wilt added that the Company will work with stakeholders in affected communities to minimize the impact of the closures and curtailments.

To date, Alcoa has announced closures or curtailments representing 269,000 metric tons of the 460,000 metric tons placed under review in May. This includes the permanent closure of 105,000 metric tons of capacity announced earlier at Alcoa’s Baie-Comeau smelter in Canada. In addition, the Company permanently closed its Fusina, Italy smelter representing 44,000 metric tons that was not part of the May review.

Once the Massena and Brazil closures and curtailments are complete, Alcoa will have 16 percent, or 646,800 metric tons of smelting capacity idle.

Alcoa’s review of its primary metals operations is consistent with the Company’s 2015 goal of lowering its position on the world aluminum production cost curve by 10 percentage points and the alumina cost curve by 7 percentage points.

Total restructuring-related charges for third quarter 2013 associated with the above actions are expected to be between $5 and $10 million after-tax, or $0.01 per share, of which approximately 50 percent is non-cash.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.

Exhibit 99

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “estimates,” “expects,” “goal,” “plans,” “should,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, targeted financial results or operating performance, and statements about Alcoa’s strategies, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa; (d) Alcoa’s inability to successfully realize goals established in each of its four business segments, at the levels or by the dates targeted for such goals (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues in its Global Rolled Products and Engineered Products and Solutions segments); (e) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, foreign currency exchange rates, tax rates, civil unrest, or other events beyond Alcoa’s control; (f) changes in preliminary accounting estimates due to the significant judgments and assumptions required; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2012, Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.